Exhibit 10.22

ACCESS TO AND USE OF
PORT FACILITIES AGREEMENT

between

PORT OF FUJAIRAH

and

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZC

SCHEDULE:

SCHEDULE 1	FORM OF DEED OF SUBSTITUTION

APPENDICES:

APPENDIX A	PORT MASTER PLANS

APPENDIX B	COMPANY BUILDING PROGRAM[1] AND TIMETABLE

APPENDIX C	CARGO HANDLING RATES[2]

[1]	“Company Building Program” is the defined term.
[2]	“Cargo Handling Rates” is the defined term.

-i-

THIS ACCESS TO AND USE OF PORT FACILITIES AGREEMENT (the “Agreement”) is made this …....... day of …………… 2014 (the “Effective Date”).

BETWEEN:

(1)	PORT OF FUJAIRAH, an authority established by Emiri Decree Number 1 of 15 February 1984, with its registered address at PO Box 787, Fujairah, United Arab Emirates (“POF”), and

(2)	THE COMPANY, …………… (the “Company”).

WHEREAS:

(A)	POF is the owner and operator of the port (“Port”), including the existing Oil Tanker Terminals (as defined below);

(B)	The Company, will finance, has built, operate and own a new multi-product oil storage terminal through a building program and initial plan capacity specified in Appendix B on land leased from the Fujairah Municipality adjacent to the Port (as defined below) which it intends to utilise in accordance with the Municipality Land Lease Agreement and this Agreement;

(C)	POF agrees (i) to grant the company certain rights in connection with the requirements of the Company Terminal and in relation to their building program to utilise OT-2 (as defined below) with all associated Port usage rights as may be required in connection with such rights, along with rights of access to the pipelines in the Port, pipe racks, interface connection points, each on the terms and conditions set out below; and

(D)	POF and the Company now wish to enter into this Agreement to define amongst themselves their respective roles, duties, rights, obligations and interests in relation to the Port and OT-2.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms not otherwise defined in this Agreement have the meanings assigned thereto in this Clause 1.1 as follows:

“AED” means the lawful currency of the UAE.

“Affiliate” means, as to any person, any other person that (a) controls directly or indirectly such person, or (b) that is controlled directly or indirectly by such person, or (c) is directly or indirectly controlled by a person that directly or indirectly controls such person. For the purposes of this definition, the term “control” (including the term “controlled by”) means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors of such person. With respect to a person which is an agency or instrumentality of a government or any subdivision thereof, or is controlled by  or under common control with such an agency or instrumentality. “Affiliate” of such person shall include other agencies or instrumentalities of such government or subdivision thereof and persons controlled by or under common control with such other agencies or instrumentalities.

“Agreement” means this Agreement together with its annexures and the documents referred to herein.

“Applicable Laws” means, with respect to the Parties or any person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, government approvals, directives, requirements, policies, procedures and standards enacted or adopted by the Emirate of Fujairah or the UAE, or any other competent Governmental Instrumentality in the UAE and shall include the International Ship and Port Facility Security Code, all relevant applicable international conventions implemented in the UAE and the Consents.

“Applicable Rate” means a rate per annum equal to the lower of (a) LIBOR plus two percent (2%) or (b) the maximum rate permitted under the laws of the Emirate of Fujairah and the UAE.

“Approved Uses” has the meaning set forth in Clause 16.3(b).

“Assignment” has the meaning set forth in Clause 15.

“Business Day” means any day when banks in the UAE are open for business.

“Cargo Handling Rates” has the meaning set forth in Clause 6.

“Company Building Program” means the building program for construction, completion and commissioning of the Company Terminal advised to and approved by POF containing specific target dates and crucial design aspects of product receipt into and transfer from the Company Terminal via the port Pipeline, as outlined in Appendix B.

“Company’s Completion Date” means the target date on which the Company shall complete the construction of the initial phase of the Company Terminal and make it operational.

“Company’s Operations” means the operation by the Company of the Company Terminal as allowed by its license.

“Company Pipeline” means any pipeline and associated systems that are owned by the Company, whether now existing or that may be constituted in the future, that start at the Company Terminal facility and terminate at the Matrix Manifold.

“Company Segment” has the meaning set forth in Clause 4.2.

“Company Terminal” means the tanks and associated facilities within the Leased Premises designed, constructed, commissioned, operated, maintained and utilised by the Company as described in the Company Building Program and subject to the terms set out in the Municipality Land Lease Agreement.

“Completion Date OT-2” means the date on which the POF has completed the construction of OT-2 (as defined in the Plans) and the same is ready for use by any vessel (including the Vessels) utilising the Port for the loading or discharging of Products.

“Confidential Information” means all confidential information of the Disclosing Party provided to the Recipient pursuant to this Agreement or any prior confidentiality agreement between the Parties that is designated by the Disclosing Party as “Confidential”, including business plans, data, designs documents, unpublished patent application claims and office actions, names and concepts, reports, analyses, tests, specifications, charts, plans, drawings, models, ideas, schemes, correspondence, communications, lists, manuals, computer programs, software, technology, techniques, methods, processes, services, routines, systems, procedures, practices, operations, modes of operation, apparatus, equipment, business opportunities, trade secrets, know-how, customer and supplier lists, and methods of combining information. Notwithstanding the foregoing, Confidential Information shall not include information that:

(a)	Is in or becomes available in the public domain through no fault of the Recipient;

(b)	Was already known to the Recipient prior to disclosure by the Disclosing Party as proven by the dated written records of the Recipient;

(c)	Is disclosed to the Recipient by a third party who did not obtain such information, directly or indirectly, from the Disclosing Party and was not subject to any confidentiality obligation to the Disclosing Party regarding such information;

(d)	Is independently developed by a person (as established by dated documentation) without access to the Confidential Information provided by the Disclosing Party; or

(e)	Is approved for release by written authorisation of the Disclosing Party;

(f)	Provided that the existence of this Agreement is not deemed to be Confidential Information.

“Consents” means all authorisations, consents, decrees, licenses, permits, waivers, privileges and approvals from all filings with the Governmental Instrumentalities necessary for the performance of the obligations of the Parties to this Agreement or the Land Lease Agreement under such Agreements, including any approval, consent, license, or other authorisation that is required from any Governmental Instrumentality under the laws of the Emirate of Fujairah or the UAE.

“Contractor” means, as the context requires, (a) any contractor appointed by POF, or any subcontractor of any tier appointed by any such contractor, in each case in connection with the design, construction, commissioning, operation and maintenance by POF of the Port, in each case in connection with its performance of its obligations under this Agreement or the Port and the successors and assigns of such contractor or subcontractor of any tier appointed by any such contractor, in each case in connection with its obligations under this Agreement or its use of the Port and the successors and assigns of such contractor or subcontractor.

“Customers” mean customers of the Company that use the facilities of the Port for the discharge and loading of their Products or goods.

“Deed of Substitution” means a deed executed pursuant to Clause 15, in the form attached as Schedule 1.

“DIAC” shall have the meaning set forth in Clause 13.5.

“Disclosing Party” has the meaning set forth in Clause 16.1.

“Dispute” means any dispute or difference of any kind between the Parties in connection with, arising out of or related to this Agreement or the breach, termination or invalidity of this Agreement.

“Dispute Committee” has the meaning set forth in Clause 13.2.

“Effective Date” means the date of this Agreement.

“Event of Default” has the meaning set forth in Clause 12.2.

“Force Majeure” means any event, act or circumstance beyond the control of a Party, acting reasonably and prudently, including the following:

(a)	Act of God, fire, flood, lightning storm, typhoon, earthquake, perils of the sea, soil erosion, or epidemics;

(b)	War, battle, revolution, riot, civil disturbances, looting, insurrection, sabotage, acts of public enemies, blockade, boycott, or embargo;

(c)	Strikes, lockouts, or other industrial disturbances; provided, however, that the resolution of any strike, lockout, or other industrial disturbance shall be deemed to be within the control of either Party affected thereby if the same may be resolved by acceding to the lawful and reasonable demands of other parties to any labour dispute giving rise to such circumstance;

(d)	Rupture or explosion of or damage to equipment, mechanical breakdown of equipment, failure of equipment (excluding mal operation or rupture breakdowns or failures of equipment that are attributed to maintenance, or lack thereof, that has not been performed in accordance with the manufacturers’ recommendations), water used to extinguish fires, burst pipe, breached bund, damage by aircraft or vessel, obstructions to shipping or roads that prevent access to or egress from the Port, Port Installations or Company Terminal;

(e)	Compliance with laws, regulations, directions, orders, and acts of any Governmental Instrumentality; provided, however that acts of a Governmental Instrumentality of the UAE shall not constitute an event, act or circumstance of Force Majeure with respect to any obligation of POF hereunder unless the same are of general application to all industries at the Port, in all regions of the U.A.E., and are not discriminatory against the Company;

(f)	Specifically excluded from Force Majeure conditions are delays by Government of Fujairah and/or POF in placing contracts for, construction of, and financing of contracts for the design, build, and placing into service of the OT-2 and OT-3 unless caused by Force Majeure conditions (a) to (e) above;

(g)	Further, specifically excluded from Force Majeure conditions are unilateral acts of the Government of Fujairah specifically targeted at the Company whose primary objective is to relieve POF of its responsibilities or penalties under Events of Default by claiming Force Majeure.

“Fujairah Government” means the Government of the Emirate of Fujairah.

“Good Industry Practice” means the exercise of the degree of skill, diligence, prudence and practice which could reasonably and ordinarily be expected from a skilled and experienced operator engaged (a) in respect of POF, in the operation of a port facility comparable in capacity and type to the Port or (b) in respect of the Company, operations comparable in nature to the Company’s Operations, taking into account, in either case, the location of the Port and the prevailing circumstances.

“Governmental Instrumentality” means the federal government of the UAE, the Fujairah Government or any ministry, department or political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other governmental entity, instrumentality, agency, authority, corporation, committee or commission under the direct or indirect control of the Fujairah Government or the federal government of the UAE, including successors and assigns of the same, and any privatised agency or body established by the Fujairah Government or the federal government of the UAE as successors to the functions of the same.

“Leased Premises” means the parcels of land as described in the municipality site plan to be leased to the Company under the terms of the Municipality Land Lease Agreement.

“LIBOR” means (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at or about 11:00 a.m. (London time) two (2) Banking Days before the date of determination thereof for a period of six (6) months, and reset for each six (6) month period thereafter if necessary, or (b) if for any reason such rate is not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) posted on the Reuters Screen LIBO Page at or about 11:00 a.m. (London time) two (2) Business Days before the date of determination thereof for a period of six (6) months, and reset for each six (6) month period thereafter if necessary; provided, however, that if neither such rate is so posted, “LIBOR” shall be the interest rate per annum announced by Citibank, N.A. in London from time to time as its base rate. For purposes of this definition only, a “Banking Day” means any day on which banks in London are generally open for business.

“Manifest” means the ship’s inward or outward manifest or any other appropriate record of the amount of the Products loaded or discharged in units commonly used in the industry.

“Marine Loading Arms or MLAs” means oil loading arms placed at the Oil Tanker Terminals that connect to the loading connections on the Vessels.

“Matrix Manifold” means the oil manifolds owned and maintained by POF and located at OT-2 where Company Pipeline(s) will tie-in into for availing loading and discharge activities to and from Vessels berthed at OT-2.

“Municipality Land Lease Agreement” means the land lease agreement dated 25 November 2009 between the Company and the Fujairah Municipality pursuant to which the Fujairah Municipality has demised, leased and let the Leased Premises.

“Oil Tanker Terminals” means, individually or collectively, OT-1 and OT-2.

“Oil Tanker Terminal 1” or “OT-1” means all permanent oil tanker berths on the oil tanker terminal within the Port along with the installations related thereto as more particularly described in the Plans.

“Oil Tanker Terminal (North)” or “OT-2” means new permanent oil tanker berths to be designed, constructed, commissioned, operated, and maintained on a common-user basis in accordance with the Port Regulations at the Port to the north of the current northern breakwater along with installations related thereto as more particularly described in the Plans.

“Party” means POF or the Company, as the case may be, and “Parties” means POF and the Company.

“Plans” means the drawings and descriptions contained in Appendix A.

“POF Segment” has the meaning set forth in Clause 4.1.

“Port” means the Port of Fujairah as more particularly described in the Plans.

“Port Guidelines” means the Port Guidelines dated April 2007 produced by the POF, as replaced or amended from time to time.

“Port Ordinance” means the Port Ordinance Rules and Regulations of 1982 as replaced or amended from time to time.

“Port Pipeline” means any pipeline and associated systems located on the oil Tanker Terminals that are owned and/or operated by the POF whether now existing or that may be installed or constructed after the Effective Date.

“Port Regulations” means any rules, regulations, ordinances, procedures, directives, requirements, policies, standards or information of any kind, whether currently in force or introduced from time to time, produced by the POF in connection with the Port and with which users of the Port (including the Company and its Customers) are required to comply with including the Master’s Obligations as described in Clause 8.2(b)), the Port Ordinance, the Port Guidelines, Port Rules for Top Side Facility Operations and the Tariffs.

“Port Rules for Top Side Facility Operations” means the “Port Rules for Top Side Facility Operations” issued by the Port of Fujairah, as replaced or amended from time to time.

“Port Specifications” means the specifications for the Port (including the Oil Tanker Terminals set out in the Port Regulations and which apply to all users of the Port including the Company and its Customers.

“Products” means all petroleum and petroleum products and goods loaded, discharged, stored, transported, traded, consumed, sold or otherwise located or used in the Company’s Operations.

“Recipient” has the meaning set forth in Clause 16.1.

“Representatives” has the meaning set forth in Clause 16.3.

“Rules” has the meaning set forth in Clause 13.5.

“Shipping Schedule” means each preliminary schedule sent by the Company to POF, detailing the name and expected date of arrival of the Vessels that will discharge or load Products and the expected Time Alongside, over a consecutive four (4) week period.

“Statement of Dispute” has the meaning set forth in Clause 13.2.

“Tariffs” means the Port Tariff Marine Services and Charges dated 1 May 2008 and produced by the POF, as replaced or amended from time to time and any other Port Regulations setting out tariffs or charges payable by users of the Port.

“Term” means the period described in Clause 5, as the same be extended pursuant to Clause 5.

“Time Alongside” means the amount of time that a ship is alongside the allocated Oil Tanker Terminal calculated by reference to the securing of the ship’s first line and the releasing of the ship’s last line.

“Ton” means a metric ton (MT) of one thousand (1,000) kilograms.

“Tribunal” has the meaning set forth in Clause 13.5.

“UAE” means the United Arab Emirates.

“Vessel” means a self propelled tanker vessel that is owned, managed, operated or chartered (including chartered by demise) by the Company, by a Contractor of the Company or Customers of the Company, or by a purchaser or supplier of Products to or from the Company and any such other vessel as is necessary for the conduct of the Company’s Operations or those of its Customers or for the delivery to or from the Port and/or the Oil Tanker Terminals of any Products.

“Vessel Owner” shall mean the owner, operator, manager or charterer, as the case may be, of a Vessel.

“Vessel Specifications” means the specifications for any vessels (including the Vessels) utilising the Port as set out in the Port Regulations.

1.2	In the interpretation of this Agreement, unless the context otherwise requires:

(a)	References to “person” include individuals, corporations, limited liability companies, bodies corporate, associations, partnerships, unincorporated entities, and any organisation having legal capacity and any Governmental Instrumentality (whether of not having a separate legal personality);

(b)	Where the context admits, the singular includes the plural and vice versa, and words importing any gender include the other gender;

(c)	References to any Party or person mean and include a reference to that Party or person, its successors in title, permitted assignees, estates and legal personal representatives;

(d)	References to this Agreement or any other document include (i) this Agreement or such other document (as the case may be) as amended, supplemented or novated from time to time, and (ii) any document that amends, supplements or novates this Agreement or, as the case may be, such other document notwithstanding any change in the identity of the Parties, and (iii) any and all schedules, appendices, exhibits, annexes and tables to this Agreement or to any such other document; provided, however that no Party shall assume any additional obligation or liability under this Agreement by reason of any such amendment, supplement or novation unless such Party has consented to the same in writing;

(e)	The contents table and the headings to Clauses, Appendices and paragraphs of this Agreement are inserted for convenience and are to be ignored in construing and interpreting the provisions of this Agreement;

(f)	References to “day” mean a calendar day, references to “month” mean a Gregorian calendar month, and references to “year” mean 365 days or 366 days in a leap year, unless otherwise specified in the text;

(g)	Save as otherwise provided herein, references to any law shall include any and all regulations, rules, statutes, rulings, decrees, judgments or orders made under that law and any amendment, re-enactment, variation or extension thereof or provision substituting any of them;

(h)	Where general words are followed or preceded by specific examples, the nature of the specific examples shall not restrict or qualify the natural meaning of the general words. Accordingly, references to the word “including” shall mean “including, but not limited to” and other forms of the words “include” or “including” are used and shall be interpreted accordingly;

(i)	Where a Party is required to act “reasonably” or a Party’s conduct is required to be “reasonable,” the standard to be achieved shall be judged on an objective basis without regard to the particular circumstances of the Party whose conduct is being judged;

(j)	Wherever provision is made for the giving of notice or consent or approval by any person, unless otherwise specified or required such notice or consent or approval shall be in writing and in the English language and the word “notify” shall be construed accordingly; and

(k)	A reference to “writing” includes printing, typing, lithography and other means of reproducing words in a visible form bearing the signatures of the party/parties concerned;

1.3	The Appendices attached hereto are incorporated herein by reference and form a part of this Agreement. In the event of any conflict, discrepancy or inconsistency between this Agreement and any provision of any Appendix, the provisions of this Agreement (not including the Appendices) shall prevail.

2.	GRANT OF RIGHTS

2.1	Port Facilities, Matrix Manifold(s), Port Pipeline’s segments

POF hereby grants to the Company for the Term and subject to all Applicable Laws and this Agreement, and without prejudice to its generality, subject to sub clause (2.1(i)) and Clause 3 below, the right to:

(a)	From and after the Completion Date of OT-2, utilise OT-2, on a non-exclusive, common-user, “first come, first served” basis (that is each Vessel will be allocated a berth based on when it lodges its Notice of Readiness) and with access rights and other terms no less favourable than those generally applicable to all other users of OT-2, in connection with the Company’s Terminal and Operations;

(b)	From and after the Completion Date OT-2, have Vessels access the OT-2, in order for Customers to load and discharge the Products;

(c)	Have its personnel and contractors access the Port on a timely basis in order to utilise OT-2 and fulfil the Company’s Operations associated with loading and discharging products;

(d)	Design, construct commission, expand, use, operate, repair and maintain the Company Pipelines in connection with the transportation of the Products to and from the OT-2;

(e)	Whilst at all times co-operating with the POF and co-ordinating the exercise of any such rights with the POF without any nuisance to port operations (including taking into account the scheduled operations at the Port), exercise and enjoy all necessary rights in connection with the existence, use, operation, extension, expansion, repair and maintenance of the Company Pipelines;

(f)	Whilst at all times co-operating with the POF and co-ordinating the excise of any such rights with the POF without any nuisance to port operations (including taking into account the scheduled operations at the Port), access the Port for the purposes of maintaining, repairing, extending and expanding the Company’s Pipelines and surveying the route of any extension to the same (which such right shall extend to the Company’s Contractors);

(g)	Right includes: (i) the right to exercise and enjoy all necessary rights of easement or other property rights, (ii) rights of access to any such land or water which does not fall within the Port but over or under which the Company’s Pipelines and associated systems may be located in the event such land or water is in the control of the POF, (iii) the right to design and construct any reasonable extension or alteration of the Company’s Pipelines in accordance with Good Industry Practice and after POF approval where such approval is necessary (POF agrees not to withhold such approval without due cause), and (iv) the right to access, operate and maintain the Company’s Pipelines;

(h)	Exercise and enjoy all incidental rights, including any rights reasonably necessary for the Company to enjoy the rights granted by this Agreement and to conduct the Company’s Operations as set out herein;

(i)	For avoidance of doubts, and without prejudice to Clause 5.4 if the Company’s construction falls totally or significantly behind the Company Building Program, other than by reason of force majeure the Port does not commit to the Company to keep berths space in OT-2 available for the un-built portion and reserves the right to allocate OT-2 berths space to other users who are ready to use it.

3.	CONSTRUCTION

3.1	The Parties shall work together to facilitate the efficient, safe and economical construction of, in case of POF, the works required to complete OT-2, and in the case of the Company, the works required to complete the Company Terminal, and will use their reasonable endeavours to assist one another insofar as is practical in order to perform this Agreement. The Parties will liaise to ensure that design and construction of the Company Pipeline align with the design and construction of the Matrix Manifold. To this extent, the design of the infrastructure and systems of the Company for the receipt from and transference of Products at POF’s Matrix Manifold shall be aligned to the synopsis of hydraulic analysis of the communal pipeline systems of OT-2 as provided for in the Port Rules for Top Side Facility Operation.

3.2	The Company shall complete the construction of Company Terminal no later than the Company Completion Date other than by reason of Force Majeure. The Company shall ensue that the Company will update the POF on request with pertinent information in connection with the same.

4.	OPERATION AND MAINTENANCE

4.1	Operation of the Port, Oil Tanker Terminals and Port Pipelines:

POF shall be responsible for the day-to-day operation and maintenance, including programmed maintenance of: the Port, the Oil Tanker Terminals and the Port Pipelines (the “POF Segment”) in accordance with Good Industry Practice and the Port Regulations.

4.2	Operation of the Company Pipelines:

The Company shall be responsible for the day-to-day operation and maintenance of the Company Pipelines (the “Company Segment”) in accordance with Good Industry Practice and the Port Regulations.

4.3	Efficiency of Product Transfer Operations

Each Party warrants to the other that it shall adopt Good Industry Practice in carrying out their relevant activities so as to enable the common facilities of POF to be efficiently occupied. This includes the design and ratings of Main Load Out pumps, nominations of Vessels with good performance records, employment of a skilled workforce, optimal operational plans, on the part of the Company, and design and ratings of pigging and stripping systems, employment of a skilled workforce, exercising of rights to cast-off non-performing Vessels, optimal operational plans, on the part of POF.

4.4	Title to Company Pipelines and Products

At no time will POF have ownership of the Company Pipelines or any Products, save for slops generated within and/or unrecoverable products from the communal pipeline system of POF as provided for in the Port Rules for Top Side Facility Operations and the Company shall not have any claim over or any claim for compensation in respect of such slops or unrecoverable products.

4.5	Risk of Loss

(a)	The Company will bear the risk of loss or damage including contamination to any Products in the Company Pipelines.

(b)	POF will bear the risk of loss or damage including contamination to any Products in the Port Pipelines.

5.	TERM, TERMINATION, CONSEQUENCES OF TERMINATION

5.1	This Agreement comes into force on its Effective Date.

The initial operating term of this Agreement shall be twenty five (25) years from the Completion Date OT-2 or such other date as the Parties hereto shall mutually agree in writing (the “Initial Operations Period”).

This Agreement shall automatically extend for a further twenty five (25) years, or such other period as the Parties shall agree in writing from the end of the Initial Operations Period.

5.2	The Term will be extended by each day during which a Force Majeure Event continues, subject to Clause 18.

5.3	This Agreement may be terminated upon the first to occur of any of the following events:

(a)	An agreement in writing is entered into between the Parties to terminate this Agreement;

(b)	The termination of the Municipality Land Lease Agreement;

(c)	The failure of the Company after six months from the commencement of the building program outline in Appendix B to meet any or a significant proportion of the advised target dates set; and

(d)	The occurrence of an Event of Default which has not been remedied in accordance with Clause 12.2.

5.4	If after six months from the date of commencement of the Company Building Program, the Company, by reason of its own default and not by reason of force majeure or, fails to meet any or a significant proportion of the milestones set out in the Company Building Program, the following provisions shall apply:

(a)	POF may give notice to the Company setting out in reasonable detail, particulars of the Company’s failure to achieve specified milestones and requiring the Company to show cause as to the reasons for such failures, within [30 days] from the date of such notice (“Show Cause Notice”);

(b)	The Company shall respond to the Show Cause Notice within [30] days from the date of receipt setting out the reasons for its failure to meet any or a significant proportion of the milestones and setting out particulars of the steps which it intends to take to remedy such failure;

(c)	If within a period of [90] days from the date of the Company’s response, such failure has not been remedied, POF shall have a right to issue a notice to the Company terminating this Agreement whereupon this Agreement shall terminate with immediate effect;

(d)	The provisions of Clause 13.5 shall apply to termination under this Clause 5.4.

6.	PORT USE AND CHARGES

6.1	Cargo Handling Rates

(a)	The Company shall pay the cargo handling fees calculated by reference to the rates set out in Appendix C (“Cargo Handling Rates”) in accordance with the then published handling rates as contained in the POF Tariff as may from time to time be amended. The Cargo Handling Rates shall be the same for OT-1 and OT-2.

(b)	The cargo handling rates described in Appendix C show the rates which will apply upon Completed Date “OT-2”. Thereafter the Port undertakes that the prices will remain competitive with prices charged by other ports in the Gulf regions for the same scope of services. Moreover, all Port users in any throughput range will pay the same rate, on a non-discriminatory basis.

(c)	The payment of the Cargo Handling Fees (specified in 1, 2, 3, & 4 of the Appendix C) on the terms set out herein shall constitute the only fee or expense payable by the Company to the POF in respect of cargo handling.

6.2	Payment of Charges by Vessel Owner

The Company acknowledges that in respect of each visit to the Port by a Vessel, dues and charges shall be paid for the use of the Port by such Vessel in accordance with the prevailing Tariffs.

7.	ENVIRONMENTAL, HEALTH, SAFETY AND SECURITY MATTERS

7.1	POF has published, within the port Guidelines, Port Rules for Top Side Facility Operations and otherwise in the Port Regulations, procedures in connection with environmental health, safety and security and the Company shall comply with the same and all other relevant environmental laws applicable in the UAE and use reasonable endeavours to cause Vessels utilising OT-2 to comply with the same.

7.2	The latest published Port Regulations shall apply. If the Port introduces changes that have retroactive effect, the Company has no retroactive liabilities in respect of any such changes.

8.	LAWS, RULES AND REGULATIONS

8.1	The Company shall not at any time use or cause to be used any facilities, or carry on or cause to be carried on any activities, within the Port or upon OT-2, or the Company Terminal in violation of the Port Regulations and shall at all times carry on its activities in accordance with the terms and conditions set out in Clause 8.2 below, the Applicable Laws and this Agreement.

8.2	The rules and regulations governing Port use in addition to the Port Ordinance shall be:

(a)	Port Guidelines: Port Guidelines Revision 4, April 2007 (or as amended from time to time).

(b)	Master’s Obligations: Master Declaration, Revision 4, 2007 (or as amended from time to time).

(c)	Port Rules for Top Side Facility Operations as may be amended from time to time.

(d)	Port Tariff as amended from time to time.

(e)	Environmental Law of the UAE and all other relevant UAE Laws and Regulations.

8.3	The Parties acknowledge that the Port Regulations may change during the Term of this Agreement. If any change in such rules or regulations imposes a material negative impact on the Company (except for price revisions which are controlled by Clause 6.1, then the Parties will make the necessary revisions to the Agreement to minimize such negative impact as may be possible.

8.4	The latest published Port Regulations shall apply. Furthermore, if the Port introduces changes that have retroactive effect, the Company has no retroactive liabilities under such changes.

9.	VESSEL COMPLIANCE WITH LAWS AND REGULATIONS

9.1	Vessel Particulars

The Company shall ensure that all Vessels utilising the Company Terminal via the Oil Tanker Terminals comply with the Port Regulations.

9.2	Vessel Rules and Regulations

POF shall have the right to conduct any inspections of any Vessels in accordance with the port Regulations.

9.3	Scheduling Procedures; Loading and Discharging; Pilotage

The Company shall use reasonable endeavours to cause all Vessels utilising the oil Tanker Terminals to comply with such procedures relating to scheduling, loading and discharge and pilotage as apply generally within the Port and are part of the Port Regulations. Such procedures shall from time to time be notified by POF to the Company and shall be consistent with the Company’s rights of access to OT-2 under Clause 2.1.

9.4	Insurance

Including Customers who self insure, the Company shall require that any Vessel engaged for the purposes of shipping the Products shall effect and keep effected comprehensive protection and indemnity insurance, including comprehensive coverage for collision liability, crew, cargo, pollution, spillage, and wreck removal in accordance with Good Industry Practice in addition to any requirements imposed by the Port Regulations and relevant International Conventions.

9.5	Company Insurance

The Company shall effect and keep effected throughout the Term third party liability insurance relating to their operations at the Port in accordance with Good Industry Practice including coverage for liability or damage caused to the Port or any users of the Port by the Company.

9.6	POF Insurance

POF shall effect and keep effected throughout the Term, in connection with the Port, third party liability insurance as is required in accordance with Good Industry Practice including coverage for liability or damage caused to the Company or the products by the Port.

10.	REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party as follows:

10.1	Organisation; Good Standing; Power

(a)	The Party is a company (in the case of the Company) or an authority (in the case of POF) duly organised, validly existing and in good standing under the respective laws of the jurisdiction of its incorporation.

(b)	The Party has all requisite power to own, lease and operate its respective assets and to conduct its business and operations as currently conducted and as contemplated to be conducted.

10.2	Authorisation; Enforceability

(a)	The Party has all requisite power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and to perform fully its obligations under this Agreement. The execution and delivery of this Agreement and the other transactions contemplated by this Agreement have been duly and validly authorised by all necessary action on its part. This Agreement has been duly and validly executed and delivered by the Party and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms.

(b)	No consent, approval or authorisation of, or declaration to or filing with, any person is required by the Party for the due and valid authorisation, execution and delivery by it of this Agreement or for the consummation by it of the transactions contemplated hereby other than those consents, approvals, authorisations, declarations or filings which have been obtained or made.

10.3	Non-Contravention

(a)	The execution, delivery and performance of this Agreement by the Party do not (i) violate or conflict with its organisational documents or (ii) conflict with or violate any Applicable Law.

(b)	The Party’s entering into this Agreement is not a breach of any contract, loan or other agreement or commitment previously entered into by it.

10.4	Litigation

(a)	As of the Effective Date, there is no litigation, suit, claim, action, proceeding or investigation by or before any Governmental Instrumentality or any court, tribunal or judicial or arbitral body pending or to the best of the Party’s knowledge, threatened against or involving it which questions or challenges the validity of this Agreement or any action to be taken by it pursuant to this Agreement, or impairs its ability to perform its obligations under this Agreement.

(b)	As of the Effective Date, there are no writs, judgments, injunctions, decrees or similar orders of any Governmental Instrumentality or any court tribunal or judicial or arbitral body outstanding against the Party which materially affects its occupancy, use, operation or maintenance of the Company Terminal (in the case of the company) or the Port (in the case of POF).

11.	RECORDS

Each Party shall keep and maintain records for the minimum statutory period required under UAE law, to allow the other Party to verify throughput at the Oil Tanker Terminals and shall grant access to such records to the other Party on the giving of reasonable notice. The terms of this Clause 11 shall not affect the timely production of information and documentation by the Company for the purposes of the administration of the cargo handling fees.

12.	TERMINATION, EVENTS OF DEFAULT AND REMEDIES

12.1	Termination

Without prejudice to the provisions of Clause 5.2 hereof, other than for Events of Default not remedied in accordance with this Clause 12, neither Party shall have any right to terminate this Agreement as a consequence of any breach of any part of this Agreement by the other Party and the rights granted hereby shall not be revoked or terminated other than by written agreement of the Parties.

12.2	Events of Default

Subject to Clause 12.3, an event of default (“Event of Default”) under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

(a)	failure by either Party to make payment of any amounts due to the other Party under this Agreement, which failure continues for a period of forty-five (45) days after notice of such failure is given by the non-defaulting Party; or

(b)	failure by either Party to perform or meet in any material respect any other material term, condition, covenant, agreement or obligation on the part of such Party to be performed or met under this Agreement, and such failure continues for a period of ninety (90) days after notice thereof is given by the other Party; provided, however that an Event of Default shall not be deemed to have occurred hereunder if such failure cannot reasonably be cured within such ninety (90) day period and the non-performing Party has commenced and is diligently pursuing such cure within such ninety (90) day period, in which case the non-performing Party shall have an additional period of time (not to exceed thirty (30) days after receipt of written notice of such default) to cure such failure.

12.3	The Company will not be deemed to be in default of any of its obligations under this Agreement relating to compliance with Applicable Law if (i) the Company is contesting the Applicable Law in good faith by appropriate proceedings conducted with due diligence or (ii) the Company is seeking with due diligence to comply with such Applicable Law or to obtain or maintain any applicable waiver, exemption, variance, franchise, certification, approval, permit, authorisation, licence, consent or similar order or decision required of or from any Governmental Instrumentality or person in respect of the operation or maintenance of the Company’s Operations and Applicable Law permits continued performance of its obligations under this Agreement, provided that the default under this Clause shall not continue to exist for more than 120 days.

12.4	Remedies

(a)	Subject to Clauses 12.2 and 12.3, upon the occurrence and during the continuance of any Event of Default hereunder, the non-defaulting Party shall have the right to pursue any remedy given under this Agreement, or now or hereafter existing under any Applicable Law or in equity.

(b)	The exercise by the non-defaulting Party of any right or remedy against the defaulting Party shall not preclude the simultaneous or successive exercise against the Defaulting Party of any other right or remedy provided for herein or permitted under any Applicable Law or in equity, whether or not such rights or remedies are consistent or inconsistent with any other right or remedy.

12.5	Effect of Termination

If this Agreement is terminated, the Parties shall be released and discharged from any obligations and liabilities arising or accruing under this Agreement from and after the date of such termination. Termination of this Agreement shall not discharge or relieve either Party from any obligations or liabilities which may have accrued under this Agreement prior to such termination, or which may accrue out of or in respect of such termination.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	This Agreement, and any Dispute arising hereunder, shall be governed by the laws of the UAE, without reference to any choice of law principles. Notwithstanding the choice principle of UAE law, all communications, disputes, and other transactions under this Agreement shall be in the English language.

13.2	All Disputes shall first be presented to a a committee consisting of a senior management designee of each Party (the “Dispute Committee”).

13.3	A Party seeking such resolution shall as soon as reasonably practical after a Dispute arises, prepare and deliver to the other Party a statement setting forth (a) a succinct statement of the issue in Dispute, (b) why such Party believes it is a proper subject for resolution by the Dispute Committee, and (c) a proposed remedy for such Dispute (the “Statement of Dispute”). Within ten (10) days thereafter, the Dispute Committee shall meet in person or by telephone to discuss and resolve the issue. If the Dispute Committee has failed to agree upon a unanimous resolution of the disputed issue(s) within forty (40) days following the delivery of the Statement of Dispute to the Dispute Committee, then either Party shall be free to commence arbitration.

13.4	All Disputes not resolved by the Dispute Committee shall be finally decided by binding arbitration.

13.5	The following principles shall apply in any arbitration under this Agreement, unless the Parties to the arbitration unanimously agree otherwise in writing:

(a)	The arbitration will be conducted under the Conciliation and Arbitration Rules (“Rules”) of the Dubai International Arbitration Centre (“DIAC”), which Rules are deemed incorporated into this Agreement, by three (3) arbitrators appointed in accordance with the said Rules and the following provisions. Each Party shall nominate one (1) arbitrator within the time specified in the Rules. The two (2) arbitrators nominated by the Parties shall together nominate the third arbitrator, who shall be the chairman of the arbitral tribunal (the “Tribunal”), by mutual agreement within twenty (20) days of their appointment by the DIAC. If any nominated arbitrator is not appointed; declines, resigns, become incapacitated; or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to nominate that arbitrator shall promptly nominate a successor. In the event that an arbitrator is objected to, the two (2) remaining arbitrators shall decide whether the objection is valid and whether the challenged arbitrator shall be removed. Should a Party fail to nominate an arbitrator, or should the two party appointed arbitrators fail to nominate a chairman, the DIAC shall make the appointment. Should one Party challenge an arbitrator prior to the appointment of a chairman, the DIAC shall resolve the challenge.

(b)	The arbitration proceedings shall be conducted and the award rendered in the English language, and the arbitrators shall be fluent in the English language and have appropriate commercial, technical and/or legal expertise as appropriate to the Dispute.

(c)	The seat and legal place of arbitration shall be Dubai, United Arab Emirates.

(d)	The Tribunal shall take into account principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and a client. Subject to any such relevant legal privilege, the Tribunal shall have the power to make all appropriate orders necessary for disclosure; such orders the Parties consent in advance to obey.

(e)	The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to the scope of this agreement to arbitrate and the determination of the issues that are subject to arbitration, and the rules governing the conduct of the arbitration, shall be decided by the Tribunal.

(f)	The Tribunal shall have the power to enter such interim orders as it deems necessary, including orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in arbitration.

(g)	The Tribunal in making its award shall be guided by this by this Agreement, the terms of any other written agreements between the Parties, and such other documents and evidence in written form between the Parties that post-date this Agreement as the Tribunal shall find relevant, and it shall make every effort to give effect to the Parties’ intention as expressed therein. The Parties specifically agreeing to waive the application of any Applicable Law or doctrine that would permit the Tribunal to reach a result that is contrary to the expressed intent of the Parties.

(h)	Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award.

(i)	All costs of the arbitration proceedings, including attorneys’ fees and costs, shall be borne in the manner determined by the Tribunal.

(j)	Any Party to the arbitration, either prior to the appointment of the chairman of the Tribunal or thereafter with the approval of the Tribunal, may request injunctive relief, or other provisional or protective measures from any court having jurisdiction over the Party to which such measures would be applied and such request shall not waive the right to arbitrate.

(k)	Judgment upon the award may be entered in any court having jurisdiction over the Party against whom the award is issued or its property, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(l)	Any monetary award shall be rendered and promptly paid in United States Dollars free of any deduction or offset, and any costs or fees incident to enforcing the award shall be charged against the Party resisting such enforcement.

(m)	The award shall include interest at the Applicable Rate from the date of any breach or violation of this Agreement as determined in the arbitral award until paid in full.

(n)	Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, any order of the Tribunal, any award or other, related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by any Applicable Law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the Tribunal’s award.

14.	LIABILITIES OF THE PARTIES; INDEMNITIES

14.1	Subject always to the Applicable Laws, and Port Rules and Regulations, except as provided for elsewhere in this Agreement, the Company shall indemnify, defend and hold harmless POF, its officials, employees, and representatives and its affiliates, agents, contractors or licensees and their respective officers, directors, and employees, acting bonafide and in good faith from and against any direct liability, loss, damage, cost, claim or expense suffered by POF resulting from death or injury to persons and damage to property which arises from:

(a)	An act of negligence, omissions, or default of the Company or any person representing the Company however and wherever arising; or

(b)	Any material breach of warranty, material misrepresentation by the Company or material non-performance of any term, condition, covenant or obligation to be performed by the Company under this Agreement.

14.2	Subject always to the Applicable Laws, and Port Rules and Regulations, except as provided for elsewhere in this Agreement, the POF shall indemnify, defend, and hold harmless the Company, its officials, employees, and representatives and its affiliates, agents, contractors or licensees and their respective officers, directors, and employees, acting bonafide and in good faith from and against any liability, loss, damage, cost, claim or expense suffered by Company resulting from death or injury to persons and damage to property, including the Company Pipeline within the Port, which arises from:

(a)	An act of negligence, omissions, or default of POF or any person representing POF however and wherever arising; or

(b)	Any material breach of warranty, material misrepresentation by POF or material non-performance of any term, condition, covenant or obligation to be performed by POF under this Agreement.

14.3	The Company shall be liable to and shall compensate POF for any loss or damage caused to POF’s facilities or any other property belonging to or under the care, control or custody of POF, whether arising directly or indirectly out of the use of POF’s facilities by the Company, caused by any act or omission or negligence of the Company and or contacts customers and their respective agents, servants or sub-contractors.

14.4	POF shall be liable to and shall compensate the Company for any loss or damage caused to the Company’s facilities or any other property belonging to or under the care, control or custody of the Company, whether arising directly or indirectly out of the use of the Company’s facilities by POF, caused by any act or omission or negligence of POF and or contacts customers and their respective agents, servants or sub-contractors.

14.5	Limitations of Damages and Liability

Subject always to Applicable Laws in no event will either Party or any of their respective officials, officers, directors, agents, representatives, contractors, subcontractors, vendors or employees have any liability to the other Party for consequential loss, including loss of profits or business interruptions, claims for labour, or incidental, special, consequential, indirect or punitive damages of any type arising under this Agreement.

14.6	Gross Negligence

Subject always to Applicable Laws and the Port Rules and Regulations, if a Party engages in gross negligence and/or wilful misconduct then, such Party shall be solely liable for any resulting liability to the other Party and Customers or to third-parties for direct, indirect, and consequential damages.

15.	ASSIGNMENT

15.1	Neither Party may assign or transfer any of its rights or obligations, in part or in whole, under this Agreement without the prior written consent of the other Party; provided, however that (i) such consent shall not be unreasonably withheld or delayed if the Party wishing to assign has demonstrated to the reasonable satisfaction of the other Party that the proposed assignee has adequate legal, financial and technical status and ability to observe and perform the obligations of the assignor under this Agreement, (ii) the Company may transfer its rights under this Agreement by way of security to its finance parties; and (iii) the Company may nominate an Affiliate to assume all of its rights and obligations and upon execution of a Deed of Substitution, the Company shall be released from all of its obligations and liabilities under this Agreement and such Affiliate shall assume such obligations and liabilities. POF agrees to execute the Deed of Substitution promptly on the request of the Company.

15.2	No transfer pursuant to Clause 15.1(iii) shall be effective unless and until the assignor has procured the proposed assignee to covenant directly with the other Party to observe and perform all the terms and conditions of this Agreement, and has provided to the other Party a certified copy of the deed of adherence.

16.	CONFIDENTIAL INFORMATION

16.1	The following describes the procedures by which one Party (the “Disclosing Party”) may disclose Confidential Information to the other Party (the “Recipient”) under this Agreement.

16.2	The Disclosing Party reserves its ownership rights and, if applicable, its customers’ and third party contractors’ ownership rights, in and to Confidential Information disclosed hereunder.

16.3	In consideration of the disclosure by the Disclosing Party to the Recipient of the Confidential Information, the Recipient agrees that it and its officers, directors, partners, employees, Affiliates, agents, advisers, technology providers, suppliers, representatives, finance providers (including prospective finance providers) and outside auditors who have access to the Confidential Information (collectively, “Representatives”);

(a)	Will keep the Confidential Information confidential and will not, without the prior written consent of the Disclosing Party or as allowed by this Agreement, disclose Confidential Information to third parties; and

(b)	Will not use Confidential Information other than for the purposes of (i) exercising its rights and fulfilling its obligations under this Agreement, (ii) evaluating the potential exercise of its rights under this Agreement, or (iii) the present or contemplated activities or operations of the Company (collectively, the “Approved Uses”); provided, however, that Confidential Information may be used by a Party (including any Affiliate of a Party) in connection with the development, construction or operation of any plants, facility, machinery or equipment owned or operated by that Party to the extent that such Confidential Information is free from restrictions on use imposed by any person not a Party hereto holding intellectual property rights in such Confidential Information. Moreover, the Recipient agrees to transmit the Confidential Information only to such of its Representatives who need to know the Confidential Information for the sole purpose of assisting the Recipient in the Approved Uses, who are informed of this Agreement, and who, when necessary to safeguard the Confidential Information, have agreed in writing to obligations of confidentiality substantially equivalent to those contained in this Clause 16 or are otherwise subject to professional obligations of confidentiality. In any event, the Recipient shall take all reasonable measures to restrain its Representatives from prohibited or unauthorised disclosure or use of the Confidential Information.

16.4	If any portion of the Confidential Information is, pursuant to the advice of legal counsel, required to be disclosed by subpoena, under any Applicable Law, litigation, or similar legal process, or to a governmental regulatory agency or commission or securities exchange, the Recipient will promptly inform the Disclosing Party of the existence, terms and circumstances surrounding such request. The Recipient will consult with the Disclosing Party on the advisability of taking legally-available steps to resist or narrow such request. The Disclosing Party may thereafter seek to obtain a protective order, and the Recipient shall reasonably cooperate with the Disclosing party in its efforts to obtain a protective order.

16.5	The existence and provisions of this Agreement and all other information, data, technology, trade secrets and know-how relating to the business of POF, or the Company or any Affiliate thereof are Confidential Information.

16.6	The Parties acknowledge that the Confidential Information is valuable and the other Party would suffer irreparable harm if the Confidential Information (or any part of it) were to be disclosed to a third party or used otherwise than in accordance with the terms of this Agreement by any person to whom it has been disclosed.

16.7	For the purpose of this Clause 15.1, the term “third party” means any person, firm or corporation, any private or public commercial entity, or any state-owned or controlled agency or enterprise of any kind but not including an Affiliate of a Party.

16.8	Without prejudice to use and disclosure restrictions contained in any other agreement, the restrictions on use and disclosure agreed between the Parties in this Clause 16.1 shall cease as to all Confidential Information on the date that there is three (3) years after the termination of this Agreement.

18.	FORCE MAJEURE

18.1	General

Subject always to the Applicable Laws, and Port Rules and Regulations, except with respect to any obligations for the payment of money hereunder, neither the Company nor POF shall be considered in default in the performance of their respective obligations under this Agreement or be responsible for any delay in the carrying out such obligations if and to the extent that such failure or delay is due to Force Majeure; provided, however that the Force Majeure circumstances or cause complained of directly and unavoidably affects the ability of the Party invoking this Clause 18.1, and such Party shall take all action which is reasonable to overcome any such delay or failure and to proceed with the performance of its obligations hereunder.

18.2	Notice

A Party affected by a Force Majeure event or circumstance shall, promptly upon becoming aware of the existence thereof, notify the other Party of the same and give reasonably full particulars thereof. Similarly, upon becoming aware of the cessation of such event or circumstance, the affected party shall promptly notify the other Party of such cessation. Where feasible, the Force Majeure event and cessation of same should be confirmed in writing by the local chamber of commerce or equivalent neutral body.

18.3	Discussion

If the Force Majeure event or circumstances is anticipated to continue or does continue for more than six (6) consecutive months or eight (8) months during any twelve (12) month period, the Parties shall meet to discuss what actions, if any, should be taken. If a Force Majeure event or circumstances is not resolved within a further three months after the parties have met pursuant to this Clause 18.3, then the Party suffering economic harm as a result of the Force Majeure, may terminate this Agreement by written notice to the other Party.

19.	NOTICES

All notices, approvals, consents, agreements, invoices and other communications (collectively, “notices”) between the Parties shall be in writing and delivered by hand or recognised courier service or sent by telefax. Notices delivered by hand or courier shall be deemed received on the date of delivery. Notices delivered by telefax shall be deemed received on the date of transmission; provided, however that such transmission is confirmed by electronic answer back transmission. All communications by telefax shall promptly be followed by delivery of the original by hand or registered mail. All notices from one Party to the other shall be sent to the following addresses (unless changed by the appropriate notice):

Port of Fujairah

Address:

PO Box 787

Fujairah

United Arab Emirates

Fax: +971 9 222 8811

Brooge Petroleum and Gas Investment Co.

Address:

PO Box 50170

Fujairah

United Arab Emirates

Email: [*****]

20.	MISCELLANEOUS

20.1	Entire Agreement

This Agreement and the Appendices hereto constitute and contain the entire agreement of the Parties at the date of execution (and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties) respecting the subject matter hereof.

20.2	Waiver

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given. No failure or delay on the part of a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Parties. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by any Applicable Law.

20.3	Amendments

This Agreement may be amended only by a written instrument signed by both Parties. Any such amendment shall be included in the documents considered in the event of a Dispute and Arbitration under Clause 13.

20.4	Third party Beneficiaries

Except as otherwise expressly stated herein, nothing in this Agreement confers any right on any person other than the Parties and no person other than a Party to this Agreement shall be entitled to enforce the provisions of this Agreement.

20.5	Severability

If any provision of this Agreement or part of it is rendered invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and the Parties shall promptly negotiate in good faith new provisions to eliminate the the invalidity, illegality or unenforceability and to restore this Agreement as near as possible to its original intent and effect.

20.6	Counterparts

This Agreement may be executed in any number of counterparts. All such counterparts shall constitute but one and the same Agreement.

20.7	Sovereign Immunity

(a)	Subject to the Applicable Laws each of the Parties hereby unconditionally and irrevocably agrees for now and hereafter to the binding submission of any Dispute to the Dispute Committee and/or arbitration as set out in Clause 13 and not to claim, invoke or permit to be invoked on its behalf or for its benefit by its representatives any immunity right it may have under the laws of the UAE or the Emirate of Fujairah, or of any other state or jurisdiction, to prevent, delay, hinder, nullify or in any other way obstruct the submission of any Dispute to the Dispute Committee and/or arbitration as set out in Clause 13. Each of the Parties hereby unconditionally and irrevocably agrees for now and hereafter to accept any award rendered by the Dispute Committee and/or the Tribunal as set out in Clause 13 and any judgment entered thereon by a court of competent jurisdiction as final and binding, and not to claim, invoke or permit to be invoked on its behalf or for its benefit any immunity right it may have under the laws of the UAE or the Emirate of Fujairah, or of any other state or jurisdiction, to prevent, delay, hinder, nullify or in any other way obstruct the enforcement or execution of any award rendered by the Dispute Committee and/or an Tribunal as set out in Clause 13 and any judgment entered thereon by a court of competent jurisdiction.

(b)	Subject to the Applicable Laws to the extent that the Parties, or any of their properties may in any sate or jurisdiction claim or benefit from any immunity (whether characterised as state immunity, sovereign immunity, act of state or otherwise) from jurisdiction, suit, action, service, execution, attachment, set off, provisional measures or orders, or other legal process (whether in aid of execution, before award or judgment or otherwise), or the extent that there may be attributed to the Parties or any of their properties any such immunity (whether or not claimed), the Parties hereby expressly, unconditionally and irrevocably agree not to claim, invoke or permit to be invoked on their or their properties’ behalf or for their or their properties’ benefit, any such immunity.

(c)	The Parties acknowledge that all of the transactions and actions contemplated and effected by this Agreement are commercial transactions.

20.8	No Partnership

This Agreement shall not be construed as creating an association or partnership between the Parties or as imposing any partnership obligation or liability upon either Party. No Party shall have the right, power or authority to enter into agreements or undertakings for, or act on behalf of, or as an agent or representative of, or to otherwise bind, the other party.

20.9	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

PORT OF FUJAIRAH

/s/ Capt. Mousa Murad
By:	Capt. Mousa Murad
Title:	G.M.

The Company